UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Sunstone Hotel Investors, Inc.

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Sunstone Hotel Investors, Inc.

903 Calle Amanecer, Suite 100

San Clemente, California 92673

Notice of 2006 Annual Meeting

It is a pleasure to invite you to the 2006 annual meeting of stockholders of Sunstone Hotel Investors, Inc. (“Sunstone”), a Maryland corporation, to be held at the Fairmont Newport Beach, 4500 MacArthur Boulevard, Newport Beach, California on Tuesday, May 2, 2006 at 12:00 p.m. local time, for the following purposes:

1.	To elect seven directors to serve until the next annual meeting and until their successors are elected and qualify;

2.	To consider and vote upon ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.	To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

Only stockholders of record of shares of Sunstone common stock and Series C cumulative convertible redeemable preferred stock at the close of business on March 20, 2006 are entitled to notice of and to vote at the 2006 annual meeting or any adjournment or postponement of the meeting.

Whether you own a few or many shares and whether you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. You may be able to authorize a proxy to vote your shares by using a toll-free telephone number or the Internet. Instructions for using these convenient services are provided on the proxy card and in the attached proxy statement. If you prefer, you may still authorize a proxy to vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If your proxy card is signed and returned without specifying your choices, your shares will be voted in accordance with our board’s recommendations.

By Order of the Board of Directors

Jon D. Kline
Executive Vice President,
Chief Financial Officer and Secretary

March 31, 2006

Sunstone Hotel Investors, Inc.

903 Calle Amanecer, Suite 100

San Clemente, California 92673

Proxy Statement

Your vote is very important. For this reason, our Board of Directors is soliciting the enclosed proxy to allow your shares of common stock and Series C cumulative convertible redeemable preferred stock (Series C preferred stock) to be represented and voted, as you direct, by the proxy holders named in the enclosed proxy card at the 2006 annual meeting of stockholders of Sunstone Hotel Investors, Inc., a Maryland corporation, to be held on Tuesday, May 2, 2006, at 12:00 p.m. local time. “We,” “our”, “the Company” and “Sunstone” refer to Sunstone Hotel Investors, Inc. This proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2005, are being mailed to stockholders entitled to vote beginning on or about March 31, 2006. Stockholders may obtain a copy of the exhibits to our Form 10-K for the year ended December 31, 2005 by writing to Sunstone Hotel Investors, Inc. at our principal executive office: 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212, Attention: Secretary. You may also view the exhibits to our Form 10-K in the Investor Relations section of our website at www.sunstonehotels.com.

Information About the Meeting and Voting

What am I voting on?

The Board of Directors is soliciting your vote:

1. To elect seven directors to serve until the next annual meeting and until their successors are elected and qualify; and

2. To ratify the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2006.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

Who is entitled to vote?

Stockholders of record of our common stock and Series C preferred stock as of the close of business on March 20, 2006 (record date) are entitled to vote on matters that properly come before the meeting. Shares of common stock or Series C preferred stock can be voted only if the stockholder is present in person or is represented by proxy. At the close of business on the record date, there were 57,690,649 shares of common stock and 4,102,564 shares of Series C preferred stock outstanding and entitled to vote. The holders of common stock and Series C preferred stock will vote together as a single class on all matters that properly come before the meeting.

How many votes do I have?

Each share of common stock has one vote. Each share of Series C preferred stock has one vote for each share of common stock into which it is convertible. As of the record date, each share of Series C preferred stock was convertible into one share of common stock and thus has one vote.

How do I vote?

You can ensure that your shares are voted at the meeting by submitting your instructions by completing, signing, dating and returning the enclosed proxy form in the envelope provided.

If you own your shares through a bank or broker, you may be eligible to authorize a proxy to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and Proxy Statement the opportunity to authorize a proxy to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. The Internet and telephone proxy facilities will close at 11:59 p.m. E.S.T. on May 1, 2006. Stockholders who authorize a proxy to vote through the Internet or telephone should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who authorize a proxy to vote by Internet or telephone need not return a proxy card by mail. If your voting form does not reference Internet or telephone information, please complete and return the paper Proxy in the self-addressed postage paid envelope provided.

If you attend the annual meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your bank, broker or other nominee, prior to attending the meeting you need to request a legal proxy from your bank, broker or nominee as indicated on the back of the Voter Information form you received with your proxy material. The legal proxy must be presented to vote these shares in person at the annual meeting. If you have previously authorized a proxy, you may still vote in person at the annual meeting, which will serve as a revocation of your previous proxy.

Does Sunstone have a policy for confidential voting?

Sunstone has a confidential voting policy. All proxies and other materials, including telephone and Internet proxy authorization, are kept confidential and are not disclosed to third parties. Such voting documents are available for examination by the inspector of election and certain personnel associated with processing proxy cards and tabulating the vote. We plan to appoint one independent inspector of election, a representative of our transfer agent, American Stock Transfer and Trust, to review and confirm the tabulation of votes at the annual meeting.

What if I return my proxy but do not mark it to show how I am voting?

If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the Board of Directors.

What are the Board’s recommendations?

The Board recommends that you vote FOR each of the nominees for Director and FOR Proposal 2 to ratify the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2006.

What vote is required to approve each proposal?

Election of Directors: There is no cumulative voting in the election of Directors. The seven Directors are elected by a plurality of votes cast at a meeting at which a quorum is present. Any shares not voted (whether by abstention, “broker non-vote” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal), or otherwise) have no impact on the vote.

Ratification of Appointment of Independent Registered Public Accounting Firm: This proposal requires the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

What if other items come up at the annual meeting and I am not there to vote?

We are not now aware of any matters to be presented at the annual meeting other than those described in this proxy statement. When you return a signed and dated proxy card or provide your voting instructions by telephone or the Internet, you give the proxy holders (the names of whom are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting.

Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

*Notify Sunstone’s Secretary (Jon D. Kline, c/o Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212) in writing or by facsimile (at 949-369-3179) before the annual meeting that you are revoking your proxy;

*Submit another proxy with a later date;

*Submit your voting instructions again by telephone or the Internet; or

*Vote in person at the annual meeting.

What does it mean if I receive more than one proxy card?

Some of your shares are likely registered differently or are in more than one account. You should vote each of your accounts by telephone or the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted.

If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should contact our transfer agent, American Stock Transfer and Trust, at 1-800-937-5449. Combining accounts reduces excess printing and mailing costs, resulting in savings for Sunstone that benefit you as a stockholder.

What if I receive only one set of proxy materials although there are multiple stockholders at my address?

If you and other residents at your mailing address own shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by contacting your broker or bank. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212, Attention: Secretary.

What constitutes a quorum?

The presence of the owners of at least a majority (greater than 50%) of the aggregate number of shares of common stock and Series C preferred stock (calculated on an “as converted to common stock” basis) entitled to vote at the annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, if you authorize a proxy to vote by telephone or the Internet, or if you attend the annual meeting.

Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank or broker holding shares for a beneficial stockholder does not vote on a particular proposal because the bank or broker does not have discretionary voting power with respect to the item and has not received voting instructions from the beneficial stockholder.

How do I access proxy materials on the Internet?

Stockholders can access our notice of annual meeting and proxy statement and annual report on the Internet on the Sunstone website at www.sunstonehotels.com (“Investor Relations” Section).

How do I submit a stockholder proposal for inclusion in the proxy statement for next year’s annual meeting?

Stockholder proposals may be submitted for inclusion in our 2007 annual meeting proxy statement after the 2006 annual meeting, but must be received no later than December 1, 2006. Proposals should be sent via registered, certified, or express mail to: Jon D. Kline, Executive Vice President, Chief Financial Officer and Secretary, 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212. See also “Stockholder Proposals for the 2007 Annual Meeting” later in this proxy statement.

What do I need to do to attend the annual meeting?

If you are a holder of record, you should indicate on your proxy card that you plan to attend the meeting by marking the box on the proxy card provided for that purpose.

For the safety and comfort of our stockholders, admission to the annual meeting will be restricted to:

*Stockholders of record as of the close of business on March 20, 2006 or their duly authorized proxies;

*Beneficial stockholders whose shares are held by a bank, broker or other nominee, and who present proof of beneficial ownership as of the close of business on March 20, 2006;

*Representatives of the press or other news media with proper credentials;

*Financial analysts with proper credentials; and

*Employees and representatives of Sunstone whose job responsibilities require their presence at the meeting.

Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first-come, first-served basis. No more than two representatives of any corporate or institutional stockholder will be admitted to the meeting.

If you attend the meeting, you may be asked to present valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted, and attendees may be subject to security inspections or other security precautions.

Proposal 1:

Election of Directors

Board of Directors

The business and affairs of Sunstone are managed under the direction of our Board of Directors. Our Board has responsibility for establishing broad corporate policies and for the overall performance of Sunstone, rather than for day-to-day operating details. Our Board currently consists of 7 directors.

The proxy holders named on the proxy card intend to vote for the election of the seven nominees listed below. The Nominating and Corporate Governance Committee selected these nominees, which selection was ratified by the Board. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card or, if you are authorizing a proxy to vote by telephone or the Internet, follow the instructions provided when you access the telephone or internet proxy facilities. Directors will be elected by a plurality of the votes cast. Any shares not voted, whether by abstention, broker non-vote, or otherwise, will have no impact on the vote.

If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee knows of no reason why any of the nominees will be unable to serve.

Directors elected at the annual meeting will hold office until the next annual meeting and until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of March 1, 2006. Each of the nominees, other than Thomas A. Lewis and Keith M. Locker, is currently a director of the Company.

Nominees for Election as Directors

Robert A. Alter	Age: 55	Director

Mr. Alter is our Chief Executive Officer. Until our formation, Mr. Alter served as Chief Executive Officer of one of our predecessor companies formed in 1985, which became a public company in August 1995. The public company, Sunstone Hotel Investors, Inc., commenced doing business in August 1995 upon its initial public offering. In November 1999, Mr. Alter and one of the Contributing Entities (as defined below) completed a management-led buyout to take the company private. He has been an owner of hotels since 1976 and is a past president of the Holiday Inn Franchise Association and a member of the Marriott Franchise board. Mr. Alter holds a B.S. degree in Hotel Administration from Cornell University.

Lewis N. Wolff	Age: 70	Chairman

Mr. Wolff currently serves as our Chairman. Mr. Wolff has been Chairman of Wolff Urban Development, LLC since 1980. Wolff Urban Development, LLC is a real estate acquisition, investment, development and management firm. Mr. Wolff is also a co-founder and, since 1994, has served as Chairman of Maritz, Wolff & Co., a privately held hotel investment group that owns top-tier luxury hotels. From 1999 to 2004, Mr. Wolff also served as Co-Chairman of Fairmont Hotels & Resorts, a hotel management company formed by Fairmont Hotel Management Company and Canadian Pacific Hotels & Resorts, Inc. In addition, Mr. Wolff acquired ownership of Major League Baseball’s Oakland Athletics in April 2005. Mr. Wolff also serves on the boards of Grill Concepts, Inc., First Century Bank and Maguire Properties, Inc. Mr. Wolff holds a B.A. degree in Business Administration from the University of Wisconsin, Madison, and an M.B.A. degree from Washington University in St. Louis, Missouri.

Z. Jamie Behar	Age: 48	Director

Ms. Behar is Managing Director, Real Estate & Alternative Investments, for General Motors Investment Management Corporation, or GMIMCo. She manages GMIMCo clients’ real estate investment portfolios, including both private market and publicly-traded security investments, as well as their alternative investment portfolios, totaling $9.5 billion. She is a member of GMIMCo’s Management Council and Investment Committee, and is Vice Chairman of the GMIMCo Real Estate & Alternative Investment Approval Committee. Ms. Behar is a member of the board of directors of Desarrolladora Homex, S.A. de C.V., a publicly-listed home development company located in Mexico (and for which she also serves on the audit committee), and serves on the advisory boards of several domestic and international private real estate investment entities. Ms. Behar holds a B.S.E. degree from The Wharton School of the University of Pennsylvania and an M.B.A. degree from the Columbia University Graduate School of Business. Ms. Behar is a Chartered Financial Analyst.

Anthony W. Dona	Age: 47	Director

Mr. Dona co-founded Thackeray Partners in January of 2005. Thackeray is a real estate private equity fund which invests in real estate nationally. Prior to founding Thackeray, Mr. Dona served as the Chief Executive Officer of Crow Holdings which included oversight of both Crow’s real estate business and its diversified investments. He had been with Crow affiliated entities for almost 20 years at the time of his departure in November of 2004. Mr. Dona is a full member and actively involved in the Dallas Real Estate Council, serves on the investment Committee for the American Red Cross endowment in Washington D.C., and is also a board member of “In the City for Good,” a Dallas organization whose mission is servicing the Fair Park area of Dallas. Mr. Dona also serves as Adjunct Lecturer at the Cox School of Business at Southern Methodist University in the Real Estate department of the MBA program. A graduate of Southern Methodist University, Mr. Dona also received an M.B.A. from the Harvard Graduate School of Business Administration.

Keith P. Russell	Age: 60	Director

Mr. Russell is President of Russell Financial, Inc., a strategic and financial consulting firm serving businesses and high net worth individuals. Mr. Russell is retired as the Chairman of Mellon West and the Vice Chairman of Mellon Financial Corporation, in which capacities he served from May 1996 until March 2001. From September 1991 through April 1996, Mr. Russell served in various positions at Mellon, including Vice Chairman and Chief Risk Officer of Mellon Bank Corporation and Chairman of Mellon Bank Corporation’s Credit Policy Committee. From 1983 to 1991, Mr. Russell served as President and Chief Operating Officer, and a director, of Glenfed/Glendale Federal Bank. Mr. Russell also serves on the boards of Nationwide Health Properties, Inc. and Countrywide Financial Corporation. Mr. Russell holds a B.A. degree in Economics from the University of Washington and an M.A. degree in Economics from Northwestern University.

Thomas A. Lewis, Jr.	Age: 52	Nominee

Mr. Lewis is Chief Executive Officer of Realty Income Corporation, a New York Stock Exchange listed real estate investment trust. He is also Vice Chairman of the Board of Directors of Realty Income Corporation and has been a member of its Board of Directors since September 1993. He joined Realty Income Corporation in 1987 and served in a variety of executive positions, including Vice President, Capital Markets until 1997, when he was named Chief Executive Officer. In 2000 and 2001 he also held the position of President.

Keith M. Locker	Age: 44	Nominee

Mr. Locker is Chief Executive Officer and President of Inlet Capital LLC. In addition, Mr. Locker is President and Managing Member of Global Capital Resources LLC and President of GCR Advisors Inc. Inlet Capital is an alternative investment and asset management firm providing debt and equity to the commercial real estate industry. Mr. Locker was previously a Managing Director in the Real Estate Investment Banking Group at Deutsche Bank Securities, Inc. from September 2000 to February 2003. Prior to joining Deutsche Bank in 2000, Mr. Locker was Senior Managing Director at Bear, Stearns & Co. Inc., responsible for Real Estate Investment

Banking. Mr. Locker earned a B.S./B.A. from Boston University School of Management in 1983 and an M.B.A. from the Wharton School in 1988. Mr. Locker is a member of Glenborough Realty Trust’s Board of Directors, Director of IVP Securities, LLC and Trustee of the National Jewish Center. He is also a member of NAREIT, Urban Land Institute, Commercial Mortgage Securities Association, International Council of Shopping Centers, The Wharton School Zell-Lurie Real Estate Center, Policy Advisory Board—Fisher Center for Real Estate and Urban Economics and numerous philanthropic and community organizations.

The Board of Directors recommends a vote FOR each of the nominees.

Two of our incumbent directors, David M. Siegel and Barbara S. Brown, are not standing for re-election. The Board thanks Mr. Siegel and Ms. Brown for their service to the Company and its stockholders.

Proposal 2:

Ratification of the Audit Committee’s Appointment of

Independent Registered Public Accounting Firm

The Audit Committee has selected and appointed the firm of Ernst & Young LLP to act as our independent registered public accounting firm for the year ending December 31, 2006. Ernst & Young LLP audited the financial statements for us for the year ended December 31, 2005 and for the period October 26, 2004 through December 31, 2004 and for our predecessor for the period January 1, 2004 through October 25, 2004 and for the year ended December 31, 2003. Ratification of the appointment of Ernst & Young LLP requires a majority of the votes cast. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

The Board recommends that Sunstone stockholders vote FOR ratification of the appointment of Ernst & Young LLP.

Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Sunstone and its stockholders. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit, Audit-Related, Tax and Other Fees

The aggregate fees billed for professional services provided by Ernst & Young LLP for 2005 and 2004 were as follows:

Type of Fees	2005	2004
Audit Fees	$1,555,425	$1,524,174
Audit-related Fees	61,023	—
Tax Fees	20,000	185,012
All Other Fees	—	—

Total Fees	$1,636,448	$1,709,186

In the above table, in accordance with the definitions of the Securities and Exchange Commission, “audit fees” are fees paid by the Company to Ernst & Young LLP for the audit of the Company’s consolidated financial statements included in its annual report on Form 10-K and review of the unaudited financial statements included in its quarterly reports on Form 10-Q or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including in connection with public offerings of securities. “Audit fees” also include fees paid by the Company to Ernst & Young LLP for its audit of the Company’s internal control over financial reporting. In 2005, audit fees consisted primarily of $475,000 for the 2005 audit, $701,947 for services related to public offerings, $372,500 for the audit of the Company’s internal control over financial reporting and $5,978 for accounting consultations. In 2004, audit fees included $260,000 for the 2004 audit and $1,264,174 for services related to the Company’s initial public offering.

“Audit-related Fees” are fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. In 2005, audit-related fees consisted of fees for the audit of an acquisition.

“Tax Fees” are fees billed by Ernst & Young LLP that relate to tax consulting and advisory services.

“All Other Fees” are fees billed by Ernst & Young LLP to the Company for any services not included in the first three categories.

Preapproval Policies and Procedures

Our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. The Audit Committee has delegated to its Chairman the authority to grant the required approvals for approved services that do not exceed $75,000 for any one project, provided that the Chairman reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. All services performed by the independent registered public accounting firm in 2005 were approved by the Audit Committee pursuant to its pre-approval policy.

Corporate Governance

In light of recent and ongoing developments, such as the Sarbanes-Oxley Act of 2002 and related rules promulgated by both the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”), we provide the following discussion to bring you up to date with respect to our efforts to assure that Sunstone employs best practices in its corporate governance. A copy of our Corporate Governance Guidelines is available in the Investor Relations section of our website at www.sunstonehotels.com. In addition, a printed copy of the Corporate Governance Guidelines will be provided without charge upon request to the Secretary, Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, CA 92673.

We have also established conflict of interest and other policies to serve the long-term interests of our stockholders and further align the interests of directors and management with our stockholders.

Conflict of Interest Policy

We have adopted a policy which provides that the approval of our Nominating and Corporate Governance Committee is required for any transaction involving us and any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which provides that directors, officers (including our Chief Executive Officer and all senior financial officers) and employees owe a duty to us to advance our business interests when the opportunity to do so arises. Among other things, our directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless we have already been offered the opportunity and turned it down, in which case our Nominating and Corporate Governance Committee must in any event approve the director, officer or employee interest therein. More generally, our directors, officers and employees are prohibited from using corporate property, information or position for personal gain. The Code of Business Conduct and Ethics is posted in the Investor Relations section of our website at www.sunstonehotels.com. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request to the Secretary, Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, CA 92673.

Independence of Directors and Committees

The Board has determined that a majority of the Board is independent as defined under the NYSE’s rules. Directors who serve on the Compensation Committee and the Nominating and Corporate Governance Committee are also subject to these independence requirements. Directors who serve on the Audit Committee are subject to additional independence requirements.

To be considered independent under the NYSE’s rules, the Board must determine that a director does not have a material relationship with Sunstone and/or its consolidated subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with any of those entities).

The Board undertook a review of the independence of the directors nominated for election at the upcoming annual meeting. During this review, the Board considered the transactions and relationships during the prior three years between each director or any member of his or her immediate family and Sunstone and its subsidiaries and affiliates as reported under “Certain Relationships And Related Transactions” below. The Board also examined transactions and relationships between Directors or their affiliates and members of the senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that such director is independent.

As a result of this review, the Board affirmatively determined that Messrs. Wolff, Dona, Russell and Siegel and Ms. Behar and Brown are independent of Sunstone and its management under the independence standards of the NYSE. The Board also affirmatively determined that Messrs. Lewis and Locker are independent of Sunstone and its management under these standards.

Director Attendance at Meetings

Each of our directors is expected to attend each annual meeting of stockholders. Although our Board recognizes that conflicts may occasionally prevent a director from attending a Board or stockholder meeting, the Board expects each director to make every possible effort to keep such absences to a minimum. The Board held six meetings in 2005. During that period, all directors attended at least 75% of the meetings of the Board and committees of the Board on which they served. In addition, all of our directors attended our annual meeting of stockholders in 2005.

Stockholder Communication with the Board and Non-Management Directors

Stockholders may communicate any matters they wish to raise with the directors by writing to the Board of Directors, Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212, Attn: Secretary. Stockholders should provide proof of share ownership with their correspondence. All communications from verified stockholders will be received and processed by the Secretary and then directed to the appropriate member(s) of the Board.

In addition, any interested party who wishes to communicate directly with our Non-Management Directors or the presiding Non-Management Director may contact our Chairman at the mailing address of the Company’s executive offices at 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212. All communications will be received and processed by the Secretary and then directed to the appropriate Non-Management Director(s).

Committees of the Board of Directors

Committees

Our Board of Directors has established a number of committees, including the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee, each of which is briefly described below. Each of our committees has a charter, current copies of which may be viewed in the Investor Relations section of our website at www.sunstonehotels.com. In addition, printed copies of our committee charters will be provided without charge upon request to the Secretary, Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, CA 92673.

Compensation Committee

The Compensation Committee determines compensation and benefits for all executive officers, oversees our equity compensation plans and assists in the establishment of policies applicable to employees generally.

The members of the Compensation Committee are independent directors as required by the listing standards and rules of the NYSE and are “nonemployee” directors within the meaning of Section 162(m) of the Internal Revenue Code and the applicable rules of the SEC. None of these directors, nor any of our executive officers, serves as a member of the governing body or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Our Compensation Committee is comprised of Anthony W. Dona and Lewis N. Wolff. Mr. Dona is the chair. The Compensation Committee held three meetings during 2005.

Audit Committee

Our Board of Directors has adopted an Audit Committee charter, which defines the Audit Committee’s purposes to include oversight of:

(1)	the integrity of our financial statements;

(2)	our compliance with legal and regulatory requirements;

(3)	the independent auditors’ qualifications and independence;

(4)	the performance of the independent auditors and our internal audit function; and

(5)	preparation of an audit committee report as required by the SEC for inclusion in our annual proxy statement.

All of the members of the Audit Committee are financially literate within the meaning of the listing standards and rules of the NYSE. At least one member is an audit committee financial expert as that term is defined by applicable rules of the SEC, and at least one member possesses accounting and financial management expertise within the meaning of the listing standards and rules of the NYSE. The Board has determined that each member of the Audit Committee is independent within the meaning of the rules of both the NYSE and the SEC.

Our Audit Committee is currently comprised of David M. Siegel, Anthony W. Dona and Keith P. Russell. Mr. Siegel is the chair. If Messrs. Lewis and Locker are elected to the Board, the Company expects that, after the Annual Meeting, the Audit Committee will consist of Messrs. Locker, Lewis and Russell and that Mr. Locker will be the chair. The Audit Committee held four meetings during 2005.

Nominating and Corporate Governance Committee

The Board has delegated to the Nominating and Corporate Governance Committee the responsibility to select, or to recommend to the Board, nominees for election at any annual meeting, or any special meeting of stockholders, and any person to be considered to fill a vacancy or a newly created directorship that is the result of any increase in the authorized number of directors. The Nominating and Corporate Governance Committee is also responsible for nominating board committee members, reviewing our corporate governance guidelines, assisting with the annual evaluation of the Board and approving certain transactions involving a conflict of interest. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the NYSE.

In connection with its annual process for identifying directors to nominate or renominate, or to be recommended to the Board for nomination or renomination, the Nominating and Corporate Governance Committee seeks to determine whether the proposed candidate demonstrates an ability and willingness to:

*maintain the highest personal and professional ethics, integrity and values;

*represent the long-term interests of stockholders;

*exercise independence of thought, objective perspective and mature judgment;

*constructively challenge ideas and assumptions;

*understand the business operations and objectives of Sunstone and provide thoughtful and creative strategic guidance;

*contribute to the ongoing development and effective functioning of the Board;

*dedicate sufficient time, energy and attention to ensure the diligent and thoughtful performance of his or her duties; and

*demonstrate sincere commitment to the long-term success of Sunstone and the achievement of its objectives.

Additionally, in reviewing the qualifications of particular candidates, the Nominating and Corporate Governance Committee may choose to recommend individuals who can contribute an important, special or unique skill, expertise or perspective to the Board. The Nominating and Corporate Governance Committee also reviews the results of the self-evaluations provided by the directors with respect both to the Board and the individual directors and considers these results in light of the criteria for individual directors and objectives of the Board. Based on this process, the Nominating and Corporate Governance Committee is able to recommend, among other things, whether the existing Board contains the appropriate size, structure and composition, whether some or all of the incumbent directors should be recommended to the Board for re-nomination, and whether the Board should be enlarged to include additional directors.

If the Board determines to seek additional directors for nomination, the Nominating and Corporate Governance Committee will consider as potential director nominees, candidates recommended by various sources, including any member of the Board or senior management. The Nominating and Corporate Governance Committee may also retain a third-party search firm to identify candidates. Messrs. Lewis and Locker were recommended as nominees to the Nominating and Corporate Governance Committee by our chief executive officer. The Nominating and Corporate Governance Committee also considers recommendations for nominees timely submitted by stockholders under and in accordance with the provisions of Article II, Section 2.11 of our Bylaws for stockholder nominees. (See “Stockholder Proposals For The 2007 Annual Meeting.”). In addition to satisfying the timing, ownership and other requirements specified in Article II, Section 2.11 of the Bylaws, a stockholder’s notice must set forth as to each person whom the stockholder proposes to recommend that the committee nominate for election to the Board all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.

Our Nominating and Corporate Governance Committee is currently comprised of Keith P. Russell, Z. Jamie Behar, and Lewis N. Wolff. Mr. Russell is the chair. If Mr. Locker is elected to the Board, the Company expects that, after the Annual Meeting, the Nominating and Corporate Governance Committee will consist of Messrs. Wolff and Locker and Ms. Behar and that Mr. Wolff will be the chair. The Nominating and Corporate Governance Committee held two meetings during 2005.

Committee Membership

The table below summarizes current membership information for each of the Board committees:

	Compensation	Audit	Nominating and Corporate Governance

Mr. Alter

Mr. Wolff	X		X

Ms. Behar			X

Ms. Brown

Mr. Dona	X*	X

Mr. Russell		X	X*

Mr. Siegel		X*

*	Chair

The table below summarizes expected membership information for each of the Board committees assuming that Messrs. Lewis and Locker are elected as directors at the Annual Meeting:

	Compensation	Audit	Nominating and Corporate Governance

Mr. Alter

Mr. Wolff	X		X*

Ms. Behar			X

Mr. Dona	X*

Mr. Lewis		X

Mr. Locker		X*	X

Mr. Russell		X

*	Chair

Audit Committee Financial Expert

The Board has determined that each of Keith P. Russell and David M. Siegel are qualified as audit committee financial experts within the meaning of SEC regulations. In making this determination, the Board considered the following qualifications: (a) understanding of generally accepted accounting principles (“GAAP”); (b) ability to apply GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues likely to be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions.

Meetings of Non-Management Directors

Ms. Behar and Ms. Brown and Messrs. Wolff, Dona, Russell and Siegel are our non-management directors (the “Non-Management Directors”). Mr. Wolff has been selected to preside over executive sessions of the Non-Management Directors. The Non-Management Directors held four meetings in 2005. If all of the nominees for director are elected at the Annual Meeting, our Non-Management Directors will be Ms. Behar and Messrs. Wolff, Dona, Lewis, Locker and Russell.

Report of the Audit Committee of the Board of Directors

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filings under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent we specifically incorporate this Report by reference.

The purpose of the Audit Committee of Sunstone Hotel Investors, Inc. (“Sunstone”) is to assist the Board of Directors in its oversight of (i) the integrity of Sunstone’s financial statements, (ii) Sunstone’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors; to retain Sunstone’s independent auditors and to prepare this report. As set forth in the Audit Committee charter, a copy of which may be found in the Investor Relations section of Sunstone’s website at www.sunstonehotels.com, management of Sunstone is responsible for the preparation, presentation and integrity of Sunstone’s financial statements, Sunstone’s accounting and ensuring that financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Sunstone’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 90, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Sunstone and its management, including the matters in the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, a copy of which the Audit Committee has received.

The members of the Audit Committee are not full-time employees of Sunstone and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Sunstone’s 2005 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

David M. Siegel, Chair

Anthony W. Dona

Keith P. Russell

March 20, 2006

Compensation of Directors

Each of our independent directors is entitled to receive an annual stock grant of shares having a value equal to $50,000 for serving on our Board of Directors, and an attendance fee paid in cash of $1,000 per meeting of our Board of Directors if the meeting is attended in person or $250 if the meeting is attended telephonically. Pursuant to an arrangement with Ms. Behar’s employer, all director fees for Ms. Behar (including the annual stock grant) are paid in cash to her employer.

In addition, each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is entitled to an attendance fee of $1,000 per committee meeting or $250 if the meeting is attended telephonically. The chair of our Audit Committee receives $5,000, the chair of our Compensation Committee receives $4,000 and the chair of our Nominating and Corporate Governance Committee receives $1,000, in each case, in cash payable in quarterly installments.

Directors are also entitled to reimbursement for expenses incurred in fulfilling their duties as our directors and receive complimentary hotel rooms at our hotels and resorts when on personal travel. In certain circumstances, directors may also receive such complimentary hotel rooms for one year following their retirement or resignation from the Board.

Executive Officers

The following sets forth biographical information regarding our executive officers as of March 1, 2006 other than Mr. Alter whose biographical information is set forth above under “Proposal 1: Election of Directors”.

Jon D. Kline, 39, is our Executive Vice President and Chief Financial Officer. From April 2003 to our formation, Mr. Kline served as the Executive Vice President and Chief Financial Officer of Sunstone Hotel Investors, L.L.C. Previously, Mr. Kline spent five years with Merrill Lynch & Co.’s Investment Banking Division, during which time he directed the firm’s Hospitality and Leisure practice. Before that time, he was a member of the Real Estate and Lodging Finance Group of Smith Barney’s Investment Banking Division as well as an attorney with Sullivan & Cromwell LLP. Mr. Kline holds a B.A. degree in Economics from Emory University and a J.D. degree from New York University School of Law.

Gary A. Stougaard, 51, is our Executive Vice President and Chief Investment Officer. From October 1997 to our formation, Mr. Stougaard was employed by Sunstone Hotel Investors, L.L.C. overseeing the company’s acquisition, development and hotel renovation and redevelopment activities. Since 1985 and prior to joining Sunstone, he served as a developer and asset manager of hotel properties and prior to that time he was a certified public accountant in private practice. Mr. Stougaard holds a B.A. degree in Accounting from Michigan State University.

Andrew W. Gross, 44, is our Senior Vice President and General Counsel. Mr. Gross joined us in February 2006. From 1996 to January 2006, Mr. Gross was a Partner in the law firm of Irell & Manella LLP. Irell & Manella LLP has represented and continues to represent the Company in certain transactional matters. Mr. Gross holds a B.A. degree in Economics from the University of California, Berkeley and a J.D. degree from Boalt Hall School of Law at the University of California, Berkeley.

Executive Compensation

The following table sets forth the compensation paid or accrued in the years ended December 31, 2005, 2004, and 2003 to our Chief Executive Officer and our two other most highly compensated executive officers (our “named executive officers”).

Summary Compensation Table

	Annual Compensation			Long-Term Compensation	All Other Compensation
Name and Principal Position	Year(1)	Salary	Bonus	Restricted Stock or Restricted Stock Unit Awards(2)
Robert A. Alter,	2005	$550,000	$653,125	$1,578,333	$72,981	(3)
Chairman and	2004	709,692	365,000	3,578,947	369,415	(4)
Chief Executive Officer	2003	707,023	—	—	290,264	(5)

Jon D. Kline	2005	$375,000	$445,313	$1,012,500	$12,564	(7)
Executive Vice President and	2004	281,599	294,000	2,013,158	298,783	(8)
Chief Financial Officer(6)	2003	168,269	175,960	—	16,674	(9)

Gary Stougaard	2005	$350,000	$415,625	$898,333	$7,241	(10)
Executive Vice President and	2004	251,992	263,500	1,565,789	383,629	(11)
Chief Investment Officer	2003	210,000	105,000	—	140,884	(12)

(1)	All compensation paid prior to our initial public offering on October 26, 2004 was paid by our predecessor entities. Compensation amounts listed for 2004 represent the sum of compensation paid by us after October 26, 2004 and compensation paid by our predecessor entities before October 26, 2004.
(2)	Represent restricted stock or restricted stock units granted under the 2004 long-term incentive plan. Dividends are paid on the restricted stock and restricted stock unit grants. Amounts shown reflect the market value of the awards on the date of grant (calculated as the average trading price of the Company’s common stock for the twenty consecutive trading days ending on the third trading day prior to the date of approval of the grant, which was the basis used by the Compensation Committee in making such awards). As of December 31, 2005, the number and value of the restricted stock units held by Messrs. Alter, Kline and Stougaard are as follows: Mr. Alter: 157,895 restricted stock units, $4,195,270; Mr. Kline, $88,816 restricted stock units, $2,359,841; and Mr. Stougaard, 69,079 restricted stock units, $1,835,429. Messrs. Alter, Kline and Stougaard did not hold any shares of restricted stock at December 31, 2005. The value of the restricted stock awards is based on the closing price of the Company’s common stock on December 30, 2005.
(3)	Includes $45,275 of matching contributions to Mr. Alter’s deferred compensation, $11,777 of term life insurance premiums, $11,352 of disability insurance premiums and $4,577 in reimbursements for health insurance premiums.
(4)	Includes $285,672 of fees related to the sale of hotels, $70,002 of matching contributions to Mr. Alter’s deferred compensation, $6,453 of term life insurance premiums and $7,288 of health insurance premiums paid by our predecessor entities.
(5)	Includes $247,035 of fees related to the sale of hotels $32,146 of matching contributions to Mr. Alter’s deferred compensation, $4,507 of term life insurance premiums and $6,576 of health insurance premiums paid by our predecessor entities.
(6)	Mr. Kline commenced employment on April 21, 2003.
(7)	Includes $2,860 of term life insurance premiums, $3,668 of disability insurance premiums and $6,036 in reimbursements for health insurance premiums.

(8)	Includes $85,702 of fees related to the sale of hotels, $100,000 in connection with our initial public offering and related transactions, $105,729 related to the forgiveness of a loan and $7,352 of health insurance premiums paid by our predecessor entities.
(9)	Includes $11,970 of fees related to the sale of hotels and $4,704 of health insurance premiums paid by our predecessor entities.
(10)	Includes $7,241 in reimbursements for health insurance premiums.
(11)	Includes $185,687 of fees related to the sale of hotels, $100,000 in connection with our initial public offering and related transactions, $46,860 related to economic interests in Sunstone Hotel Investors, L.L.C., $50,000 related to a special bonus and $1,082 of health insurance premiums paid by our predecessor entities.
(12)	Includes $100,000 of fees related to the acquisition of hotels in December 2002, $25,935 of fees related to the sale of hotels and $14,949 related to economic interests in Sunstone Hotel Investors, L.L.C paid by our predecessor entities.

Employment Agreements

Each of Robert A. Alter, Jon D. Kline, Gary A. Stougaard and Andrew W. Gross has entered into an employment agreement with the Company. The agreements for Messrs. Alter, Kline and Stougaard became effective on October 26, 2004. Mr. Gross entered into his employment agreement on January 11, 2006.

Robert A. Alter. We have an employment agreement with Mr. Alter that provides that Mr. Alter will serve as our Chief Executive Officer. The agreement has an initial term of three years and will be automatically extended for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date. A decision by us or Mr. Alter not to renew his employment agreement will not trigger any severance payments. The agreement provides for an annual base salary of $550,000, subject to annual increase in the discretion of the compensation committee, and an annual incentive bonus in a target amount of between 40% and 125% of his base salary. Mr. Alter received a bonus of $653,125 for 2005 and $365,000 for 2004. Mr. Alter was granted 210,526 restricted stock units at the closing of our initial public offering, of which 25.0% vested immediately, 15.0% will vest on the second anniversary of the closing of our initial public offering and 20.0% will vest on each of the third, fourth and fifth anniversaries of the closing of our initial public offering so long as Mr. Alter remains employed by us. He is also entitled to receive all employee benefits and participate in all incentive and insurance programs generally available to similarly situated employees. As part of this, Mr. Alter was granted 54,822 shares of restricted stock in February 2006, which will vest in three equal annual installments. In the event we terminate Mr. Alter without cause or he terminates his employment for good reason, Mr. Alter will receive all of the following amounts: (1) salary and accrued vacation through the date of termination; (2) bonus for any completed fiscal year elapsed prior to the date of termination; (3) a lump sum payment equal to one times Mr. Alter’s salary plus a bonus severance amount (which will be equal to the target annual bonus if the termination occurs in 2005 or the lesser of the target annual bonus for the year in which the termination occurs or the actual bonus earned in the prior calendar year, if the termination occurs during the remainder of the employment term); (4) 18 months of continued health insurance coverage for Mr. Alter and his dependents; and (5) all outstanding and then unvested equity awards due to vest in the succeeding 12 months will become fully vested. If following a change in control, we terminate Mr. Alter’s employment without cause or Mr. Alter terminates his employment for good reason, then he will be entitled to the same amounts as specified above within 180 days after the effective date of the change in control, except that the severance amount will be calculated using a multiple of two rather than one.

Jon D. Kline. We have an employment agreement with Mr. Kline that provides that Mr. Kline will serve as our Executive Vice President and Chief Financial Officer. The agreement has an initial term of five years and will be automatically extended for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date. A decision by us or Mr. Kline not to renew his employment agreement will not trigger any severance payments. The agreement provides for an annual base salary of $375,000, subject to annual increase in the discretion of the compensation committee, and an annual incentive bonus in a target amount of between 40% and 125% of his base salary. Mr. Kline received a bonus of $445,313 for 2005 and $294,000 for 2004. Mr. Kline was granted 118,421 restricted stock units at the closing of our initial public offering, of which 25.0% vested immediately, 15.0% will vest on the second anniversary of the closing of our initial public offering and 20.0% will vest on each of the third, fourth and fifth anniversaries of the closing of our initial public offering. He is also entitled to receive all employee benefits and participate in all incentive and insurance programs generally available to similarly situated employees. As part of this, Mr. Kline was granted 35,168 shares of restricted stock in February 2006, which will vest in three equal annual installments. In the event we terminate Mr. Kline without cause or he terminates his employment for good reason, Mr. Kline will receive all of the following amounts: (1) salary and accrued vacation through the date of termination; (2) bonus for any completed fiscal year elapsed prior to the date of termination; (3) a lump sum payment equal to one times Mr. Kline’s salary plus a bonus severance amount (which will be equal to the target annual bonus if the termination occurs in 2005 or the lesser of the target annual bonus for the year in which the termination occurs or the actual bonus earned in the prior calendar year, if the termination occurs during the remainder of the employment term); (4) 18 months of continued health insurance coverage for Mr. Kline and his dependents; and (5) all outstanding and then unvested equity awards due to vest in the succeeding 12 months will become fully vested. If following a change in control, we terminate Mr. Kline without cause or Mr. Kline terminates his employment for good reason, then he will be entitled to the same amounts as specified above within 180 days after the effective date of the change in control, except that the severance amount will be calculated using a multiple of two rather than one, and all outstanding and then unvested equity awards will become fully vested and exercisable.

Gary A. Stougaard. We have an employment agreement with Mr. Stougaard that provides that Mr. Stougaard will serve as our Executive Vice President and Chief Investment Officer. The agreement has an initial term of five years and will be automatically extended for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date. A decision by us or Mr. Stougaard not to renew his employment agreement will not trigger any severance payments. The agreement provides for an annual base salary of $350,000, subject to annual increase in the discretion of the compensation committee, and an annual incentive bonus in a target amount of between 40% and 125% of his base salary. Mr. Stougaard received a bonus of $263,500 for 2004. Mr. Stougaard was granted 92,105 restricted stock units at the closing of our initial public offering, of which 25.0% vested immediately, 15.0% will vest on the second anniversary of the closing of our initial public offering and 20.0% will vest on each of the third, fourth and fifth anniversaries of the closing of our initial public offering. He is also entitled to receive all employee benefits and participate in all incentive and insurance programs generally available to similarly situated employees. As part of this, Mr. Stougaard was granted 31,203 shares of restricted stock in February 2006, which will vest in three equal annual installments. In the event we terminate Mr. Stougaard without cause or he terminates his employment for good reason, Mr. Stougaard will receive all of the following amounts: (1) salary and accrued vacation through the date of termination; (2) bonus for any completed fiscal year elapsed prior to the date of termination; (3) a lump sum payment equal to one times Mr. Stougaard’s salary plus a bonus severance amount (which will be equal to the target annual bonus if the termination occurs in 2005 or the lesser of the target annual bonus for the year in which the termination occurs or the actual bonus earned in the prior calendar year, if the termination occurs during the remainder of the employment term); (4) 18 months of continued health insurance coverage for Mr. Stougaard and his dependents; and (5) all outstanding and then unvested equity awards due to vest in the succeeding 12 months will become fully vested. If following a change in control, we terminate Mr. Stougaard’s employment without cause or Mr. Stougaard terminates his employment for good reason, then he will be entitled to the same amounts as specified above within 180 days after the effective date of the change in control, except that the severance amount will be calculated using a multiple of two rather than one, and all outstanding and then unvested equity awards will become fully vested and exercisable.

Andrew W. Gross. We have an employment agreement with Andrew W. Gross that provides that Mr. Gross will serve as our Senior Vice President and General Counsel. Mr. Gross began employment with us on February 1, 2006. The agreement provides for an annual base salary of $300,000 and an annual incentive bonus in a target amount of between 50% and 75% of his base salary. His salary will be reviewed annually and may be increased in our sole discretion; provided, however, that Mr. Gross will be entitled to any annual cost-of-living increases in base salary that are granted to our senior executives generally. The agreement also provides that, subject to the approval of the compensation committee of the Board of Directors (which was obtained on February 8, 2006), Mr. Gross will receive a restricted stock grant valued at $1,000,000 (with the stock valued based on the average closing price of the Company’s common stock on the New York Stock Exchange for the twenty consecutive trading days ending on the third trading day prior to the date of approval of the grant). The restricted stock will vest in equal installments over four years, beginning on February 1, 2007. Mr. Gross is also entitled to receive all employee benefits and participate in all incentive and insurance programs generally available to similarly situated employees and will receive a reimbursement in the amount of his actual, documented expenses associated with his relocation, up to a maximum reimbursement of $75,000. In the event we terminate Mr. Gross’s employment without cause or he terminates his employment for good reason, Mr. Gross will receive all of the following amounts: (1) salary and accrued vacation through the date of termination; (2) bonus for any completed fiscal year elapsed prior to the date of termination; (3) a lump sum payment equal to one times Mr. Gross’s salary plus a bonus severance amount (which will be zero if the termination occurs in 2006, his target annual bonus if the termination occurs in 2007, and the lesser of his target annual bonus for the year in which the termination occurs or the actual annual bonus that he earned in the prior calendar year if the termination occurs after December 31, 2007 and prior to February 1, 2010); (4) 18 months of continued health insurance coverage for Mr. Gross and his dependents; and (5) all outstanding and then unvested equity awards due to vest in the succeeding 12 months will become fully vested and exercisable. If following a change in control, the Company terminates Mr. Gross’s employment without cause or Mr. Gross terminates his employment for good reason, then he will be entitled to the same amounts as specified above within 180 days after the effective date of the change in control, except the severance amount will be calculated using a multiple of two rather than one (unless the change in control occurs prior to February 1, 2007), and all outstanding and then unvested equity awards will become fully vested and exercisable. However, if a severance amount becomes payable to Mr. Gross and is or would be deemed to be deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, then the severance amount will be payable by us 6 months and 1 day after the termination occurs. If we terminate Mr. Gross’s employment on February 1, 2010, then Mr. Gross will not be entitled to severance payments for a termination without cause so long as he has been given at least 90 days prior written notice of our intention not to extend his agreement.

Each of Messrs. Alter, Kline and Stougaard has entered into a non-competition agreement with us that restricts him from directly or indirectly engaging in any business that is directly competitive with our business and/or having ownership interests in any business that is, directly or indirectly, competitive with our business during the term of his employment and for one year following his termination, with exceptions for existing investments and direct or indirect ownership of up to 3% of the outstanding equity interests of any public company. Each of the non-competition agreements also prevents the named executive from soliciting our employees for one year following the date of termination of his employment.

Retirement Benefit Agreement and Life Insurance Policy

The Company has a Retirement Benefit Agreement (the “Retirement Agreement”) with Mr. Alter. Pursuant to the Retirement Agreement, Mr. Alter may defer a portion of his compensation. Mr. Alter may amend the amount of his compensation to be deferred from time to time; provided, however, that any such amendment will only apply to amounts earned by Mr. Alter after such amendment. The Company will match 25% of Mr. Alter’s deferrals for each year, up to a maximum of 6% of Mr. Alter’s total compensation for that year. The Company’s matching contribution for 2005 was $47,275. Mr. Alter is currently vested in all of the Company’s matching contributions. Earnings on Mr. Alter’s deferrals and the Company’s matching contributions are an amount equal to the amount which would have been earned on such deferrals and matching contributions had they been paid as premiums on a life insurance policy insuring Mr. Alter’s life in accordance with the investment designations made by Mr. Alter. The balance in Mr. Alter’s deferred compensation account is payable in a lump-sum within 60 days after the termination of his employment with the Company, regardless of the reason for such termination. In addition, a payment or payments may be made prior to Mr. Alter’s termination in the event of an unanticipated emergency that is caused by an event beyond Mr. Alter’s control and that would result in severe financial hardship to him if an early distribution was not made. In addition, the Company may, in its sole discretion and at any time, accelerate the payment of benefits under the Retirement Agreement to Mr. Alter. Neither Mr. Alter nor any member of his family may participate in any way in any such decision.

The Company also currently pays the premiums for a $5,000,000 split dollar life insurance policy for Mr. Alter. Under the terms of the policy, the Company is entitled to receive the greater of the cash surrender value of the policy or the premiums paid by the Company following the termination of Mr. Alter’s employment with the Company. Within 60 days following the date of the termination of the split-dollar policy during Mr. Alter’s lifetime, Mr. Alter may obtain a release of such obligation by paying the Company the greater of the total amount of the premiums paid by the Company or the then cash surrender value of the policy.

The Company anticipates that it and Mr. Alter will amend the Retirement Agreement before the end of 2006 in order to comply with certain changes in the tax treatment of and requirements for deferred compensation.

Long-Term Incentive Plan

We adopted a long-term incentive plan that became effective in October 2004 upon completion of our initial public offering. The purpose of the plan is to attract and retain our directors, executive officers and employees. The 2004 long-term incentive plan is administered by the Compensation Committee or the Board of Directors, which has broad powers to interpret and implement the plan.

Types of Awards. The long-term incentive plan provides for grants of incentive stock options (within the meaning of Section 422 of the Code), nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other stock-based awards such as performance shares.

Shares Subject to the 2004 Long-Term Incentive Plan; Other Limitations on Awards. The number of shares of common stock that may be issued under the plan may not exceed 2,100,000. A total of 539,474 restricted stock units were granted under the long-term incentive plan in October 2004 at the closing of our initial public offering. In addition, 50,275 shares of restricted stock were granted under the long-term incentive plan in 2005 to officers and employees and an additional 243,106 shares of restricted stock were granted to officers and employees in February 2006. Additionally, on February 16, 2005, the following directors were each awarded 2,941 shares of restricted stock: Lewis N. Wolff, Barbara S. Brown, Anthony W. Dona, Keith P. Russell and David M. Siegel. These restricted stock awards are part of the directors’ annual restricted stock grant and vested on the date of our 2005 Annual Meeting of Stockholders. Also as part of the director annual grant program, on May 10, 2005, the date of the Company’s 2005 Annual Meeting of Stockholders, Messrs. Wolff, Dona, Russell and Siegel and Ms. Brown were each granted 2,296 shares of restricted stock. These shares will fully vest on the date of the Company’s 2006 Annual Meeting of Stockholders. Shares that may be issued under our long-term incentive plan may be authorized but unissued shares of our common stock or otherwise acquired for the purposes of the plan. If any award is forfeited or is otherwise terminated or canceled without the delivery of shares of our common stock, if shares of our common stock are surrendered or withheld from any award to satisfy a recipient’s income tax or other withholding obligations, or if shares of our common stock owned by a recipient are tendered to pay the exercise price of awards, then such shares will again become available under the long-term incentive plan. The compensation committee will adjust the terms of any outstanding awards and the number of shares of our common stock issuable under the plan for any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of our common stock, or any other event that the compensation committee determines affects our capitalization.

Eligibility. Awards may be made to any director, officer or employee, including any prospective employee, and to any consultant or advisor selected by the compensation committee.

Stock Options and Stock Appreciation Rights. The compensation committee may grant incentive stock options and non-qualified stock options to purchase shares of our common stock from us (at the price set forth in the applicable award agreement), and stock appreciation rights in such amounts, and subject to such terms and conditions, as the compensation committee may determine. No grantee of an option or stock appreciation right will have any of the rights of a stockholder of us with respect to shares subject to their award until the issuance of the shares.

Restricted Stock. The compensation committee may grant restricted shares of common stock in amounts, and subject to terms and conditions, as the compensation committee may determine. The grantee will have the rights of a stockholder with respect to the restricted stock, subject to any restrictions and conditions as the compensation committee may include in the applicable award agreement.

Restricted Stock Units. The compensation committee may grant restricted stock units in amounts, and subject to terms and conditions, as the compensation committee may determine. Recipients of restricted stock units have only the rights of a general unsecured creditor of us and no rights as a stockholder of us until the common stock underlying the restricted stock units is delivered, which occurs within a period following vesting of the restricted stock units and is subject to tax withholding.

Other Equity-Based Awards. The compensation committee may grant other types of equity-based awards, including the grant of unrestricted shares, in amounts, and subject to terms and conditions, as the compensation committee may determine. These awards may involve the transfer of actual shares of our common stock, or the payment in cash or otherwise of amounts based on the value of shares of our common stock.

Change in Control. The compensation committee may provide in any award agreement for provisions relating to a change in control of us or any of our subsidiaries or affiliates, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions with respect to, the award.

Dividend Equivalent Rights. The compensation committee may in its discretion include in the award agreement a dividend equivalent right entitling the grantee to receive amounts equal to the dividends that would be paid, during the time such award is outstanding, on the shares of our common stock covered by such award as if such shares were then outstanding.

Nonassignability. Except to the extent otherwise provided in the applicable award agreement or approved by the compensation committee, no award or right granted to any person under the stock incentive plan will be assignable or transferable other than by will or by the laws of descent and distribution, and all awards and rights will be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative.

Amendment and Termination. The Board of Directors may from time to time suspend, discontinue, revise or amend the 2004 long-term incentive plan.

Senior Management Incentive Plan

We adopted a senior management incentive plan that became effective in October 2004 upon the closing of our initial public offering. The plan is designed to attract, retain and motivate selected employees in order to promote our long term growth and profitability. Our compensation committee or the Board of Directors has sole discretion in implementing the plan. The amount of any bonus paid under the plan may, but need not, be based on objective performance goals and a targeted level or levels of performance with respect to each goal as specified by the compensation committee or the Board of Directors. At the compensation committee’s discretion, bonuses will be payable in cash and/or equity awards of equivalent value. Any equity-based awards will be subject to such terms and conditions, including vesting requirements, as the compensation committee may determine. No rights under the plan may be assigned or transferred. The Board of Directors may from time to time modify, alter, amend, suspend, discontinue or terminate the senior management incentive plan. There is no limitation on the amount of bonus the Board of Directors or compensation committee can award to senior management. Any such bonus payments would increase our compensation expense and reduce our cash available for distribution.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2005, with respect to compensation plans (including individual compensation arrangements) that are in effect under which shares of common stock are authorized for issuance:

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding awards (a)	Weighted-average exercise price of outstanding awards (b)	Number of securities remaining available for future issuance under the Long-term Incentive Plan (excluding securities reflected in column a) (c)
Equity compensation plans approved by the Company’s stockholders:
- 2004 Long-term Incentive Plan	402,133	N/A	1,542,353
Equity compensation plans not approved by the Company’s stockholders: (None)	—	—	—
Total	402,133		1,542,353

Option/SAR Grants in Last Fiscal Year

There were no option or SAR grants in the last fiscal year.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option Values

There were no option or SAR exercises in the last fiscal year.

Long-Term Incentive Plans-Awards in Last Fiscal Year

There were no long-term incentive plan awards in the last fiscal year. The shares of restricted stock granted under our 2004 Long-Term Incentive Plan do not qualify as long-term incentive plan awards for purposes of Item 402 of Regulation S-K.

Historical Performance Comparison

The following graph compares our stockholder returns (assuming reinvestment of dividends) since October 26, 2004, with the S&P 500 Composite Stock Index and the Morgan Stanley REIT Index (“RMS”). The graph assumes an investment of $100 in each of Sunstone, the S&P 500 Index and the RMS on October 26, 2004. Equity REITs are defined as those companies that derive more than 75% of their income from equity investments in real estate assets. The RMS Index is a free float market capitalization weighted index that is comprised of equity REIT’s securities that belong to the Morgan Stanley Capital International, Inc. US Investable Market 2500 Index.

Historical Performance Comparison—October 20, 2004 to

December 31, 2005 Sunstone Hotel Investors, Inc. / S&P 500

Composite Stock Index / Morgan Stanley REIT Index

Compensation Committee Report to Stockholders

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filings under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this Report by reference.

The Compensation Committee of the Board, composed of the undersigned independent directors, is responsible for establishing the terms of the compensation of Sunstone’s executive officers and the granting of awards under Sunstone’s Long-Term Incentive Plan.

The Compensation Committee seeks to attract, motivate and retain Sunstone’s executive officers, including the Chief Executive Officer, through competitive compensation arrangements that provide strong financial incentives for the executive officers to maximize shareholder value. The Compensation Committee reviews executive compensation annually to ensure that the arrangements remain competitive and reflect Sunstone’s performance. Sunstone’s executive officers have employment agreements that provide for a minimum base salary and other compensation arrangements. See “Employment Agreements” above for a summary of the terms of certain of these agreements. Future employment agreements with executive officers will be reviewed and approved by the Compensation Committee prior to their execution.

Compensation generally has three primary components: base salary, incentive bonus and long-term equity compensation.

Base Salaries

Base salaries for executive officers, including the Chief Executive Officer, are based on (i) the responsibilities of the position, (ii) the individual’s performance and perceived ability to influence Sunstone’s financial performance in the short and long-term and (iii) an evaluation of salaries for similar positions in companies of similar size, complexity and business as Sunstone.

Incentive Bonuses

Incentive bonuses are structured to further motivate executive officers, including the Chief Executive Officer, by establishing a relationship between the bonuses and the performance of Sunstone and the executive officer. Bonuses are typically determined based on (i) specific objective measures of Sunstone’s performance such as funds from operations and return on invested capital and (ii) subjective measures of performance such as positioning Sunstone for short and long-term growth through acquisitions and development.

Long-term Equity Compensation

The Compensation Committee believes that the interests of Sunstone’s stockholders and executive officers, including the Chief Executive Officer, will be aligned if executive officers are given the opportunity to own Sunstone’s stock through substantial restricted stock awards that are granted on a fixed share basis. The number of shares of restricted stock granted will have a value on the date of grant (with the value of the underlying common stock generally being measured over a specified period of time prior to the grant date) equal to the dollar value of the stock grant that the Compensation Committee determines is appropriate for the executive officers given the Company’s and the executive officer’s performance. The Compensation Committee currently expects that the long-term equity compensation grants will generally vest over a three year period, although the Compensation Committee may elect to use a different vesting schedule or to utilize performance-vesting criteria in particular circumstances. The Compensation Committee bases these awards on the same criteria used to determine incentive bonuses. These awards are a significant part of executive officer compensation packages and will be granted annually.

Chief Executive Officer’s Compensation

Mr. Alter’s base salary for 2005 of $550,000 was established at the time of the initial public offering. The Compensation Committee believes that Mr. Alter’s base salary is consistent with the base salaries of other chief executive officers of companies of similar size and complexity.

Mr. Alter’s incentive bonus for 2005 was $653,125. The Compensation Committee determined the amount of this bonus based on the achievement by the Company of certain performance goals relating to its funds from operations and return on invested capital in 2005, as well as the Compensation Committee’s subjective evaluation of Mr. Alter’s performance. He also received a grant of 54,822 shares of restricted stock in February 2006, which was valued at $1,578,333 (based on the average price of the Company’s common stock over a specified period prior to the grant date). These shares will vest in three equal annual installments. The restricted stock award was made as part of the Compensation Committee’s review of Mr. Alter’s overall compensation and his and the Company’s performance in 2005, utilizing substantially the same criteria as it utilized in determining his cash bonus. As part of its review of Mr. Alter’s compensation, the Compensation Committee also increased his base salary for 2006 by 4% to $572,000.

Policy Regarding Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, which was adopted in 1993, provides that, in general, publicly traded companies may not deduct, in any taxable year, compensation in excess of $1,000,000 paid to their chief executive officer and each of the next four most highly compensated executive officers as of the end of any fiscal year unless that compensation qualifies as “performance based,” as defined in Section 162(m). The Compensation Committee believes that it is in the best interests of Sunstone and its shareholders to comply with the limitations of Section 162(m) of the Code to the extent practicable and consistent with retaining, attracting and motivating Sunstone’s executive officers. Accordingly, to maintain flexibility in compensating executive officers in a manner designed to promote the goals of Sunstone and its shareholders, the Compensation Committee may from time to time approve awards which would vest upon the passage of time or other compensation which would not result in qualification of those awards as performance-based compensation. Consequently, the compensation paid to Sunstone’s Chief Executive Officer and its four other most highly compensated executive officers may not meet the requirements of Section 162(m) and may be subject to the $1,000,000 limitation when paid. Mr. Alter was the only executive officer whose annual compensation in 2005 exceeded the $1,000,000 limit for purposes of Section 162(m).

Compensation Committee

Anthony W. Dona, Chair

Lewis N. Wolff

March 20, 2006

Certain Relationships and Related Transactions

Contributing Entities

Messrs. Alter, Kline and Stougaard directly or indirectly own interests in Sunstone Hotel Investors, L.L.C., WB Hotel Investors, LLC, Sunstone/WB Hotel Investors IV, LLC and Sunstone/WB Manhattan Beach, LLC (the “Contributing Entities”). As a result of holding these interests, these individuals received or will receive cash when the Contributing Entities sell shares of the Company’s common stock and distribute the proceeds to their investors. The Contributing Entities sold all of their remaining shares of the Company’s common stock in 2005.

Mr. Alter directly and indirectly owns 100% of Alter SHP LLC, which owns 0.66% of the outstanding Class B membership units, 57.9% of the outstanding Class C membership units and 50.1% of the outstanding Class D membership units of Sunstone Hotel Investors, L.L.C. Mr. Stougaard owns 3.1% of the outstanding Class C membership units, 3.0% of the outstanding Class D membership units and an economic interest equivalent to 0.04% of the outstanding Class B membership units in Sunstone Hotel Investors, L.L.C. Class B unit holders receive a first priority distribution equal to a specified return on initial capital contributions, then distributions equal to their initial contributions. It is not expected that the Class C and Class D membership units will receive any distributions. In addition, pursuant to Sunstone Hotel Investors, L.L.C.’s disposition fee incentive plan, Messrs. Alter, Kline and Stougaard received disposition fees in connection with the initial public offering and are entitled to receive disposition fees upon a sale of the JW Marriott, Cherry Creek, Colorado and a sale of the properties described below under “—Other Properties.” Pursuant to the terms of his previous employment agreement, Mr. Kline has an economic interest in Sunstone Hotel Investors, L.L.C. which entitles him to receive 2.0% of any increase in value of Sunstone Hotel Investors, L.L.C. above a specified amount as of the disposition date for the entity.

Mr. Alter owns a 48.9% interest and Mr. Stougaard owns a 10.708% interest in L/S Investors, LLC, which owns a 5.0% interest in WB Hotel Investors, LLC. L/S Investors, LLC receives its pro rata share of all distributions until all contributed capital has been returned and specified returns have been achieved, at which point it then receives 12.5% of the distributions of WB Hotel Investors, LLC with the remainder distributed to all of the members on a pro rata basis until the other members have achieved specified returns, at which point L/S Investors, LLC receives 20% of the distributions of WB Hotel Investors, LLC with the remainder being distributed pro rata among all of the members of WB Hotel Investors, LLC. Pursuant to the terms of his previous employment agreement, Mr. Kline has an economic interest in WB Hotel Investors, LLC which entitles him to receive 2.0% of any increase in value of WB Hotel Investors, LLC above a specified amount as of the disposition date for the entity. Together with his economic interests in Sunstone Hotel Investors, L.L.C., Mr. Kline’s economic interests in WB Hotel Investors, LLC are currently capped at an aggregate amount of $1.5 million, with the cap increasing by a fixed amount each year until it reaches a maximum of $3.0 million in 2006. In January 2005, WB Hotel Investors, LLC made a cash payment to Mr. Kline for this economic interest, which together with a similar payment by Sunstone Hotel Investors, L.L.C., was $200,000. Messrs. Alter and Stougaard incurred debt to Westbrook Real Estate Fund III, L.P. and Westbrook Real Estate Co-Investment Partnership III, L.P., in connection with their purchases of interests in WB Hotel Investors, LLC. As of June 30, 2004, the principal amount outstanding for Mr. Alter was $563,816 and for Mr. Stougaard was $269,779. Those notes had an interest rate of 8.5% and were to mature on August 31, 2007. A portion of the distributions paid to Messrs. Alter and Stougaard at the time of the Company’s initial public offering was used to repay a portion of the notes. The balance of these notes were repaid in 2005.

Mr. Alter owns a 45.004% interest, Mr. Kline owns a 9.0454% interest and Mr. Stougaard owns a 9.0454% interest in Fund IV Sun Investors, LLC, which holds a 1.5% interest in Sunstone/WB Hotel Investors IV, LLC. Fund IV Sun Investors, LLC receives its pro rata share of all distributions until all contributed capital has been returned and specified returns have been achieved, at which point it then receives 12.5% of the distributions of Sunstone/WB Hotel Investors IV, LLC with the remainder distributed to all of the members on a pro rata basis until the other members have achieved specified returns, at which point Fund IV Sun Investors, LLC receives 20% of the distributions of Sunstone/WB Hotel Investors IV, LLC with the remainder being distributed pro rata among all of the members of Sunstone/WB Hotel Investors IV, LLC. Mr. Stougaard incurred debt to Westbrook Real Estate Fund IV, L.P. and Westbrook Real Estate Co-Investment Partnership IV, L.P. in connection with his purchase of interests in Sunstone/WB Hotel Investors IV, LLC. As of June 30, 2004, the principal amount outstanding was $165,244. This note had an interest rate of 6.0% per annum and was to mature on September 15, 2008. A portion of the distributions paid to Mr. Stougaard at the time of the Company’s initial public offering was used to repay a portion of the note. The balance of this note was repaid in 2005.

Mr. Alter owns a 50.0% interest and Mr. Kline owns a 25.0% interest in AKM Investment, LLC, which owns an 8.5% interest in Sunstone/WB Manhattan Beach, LLC. AKM Investment, LLC receives its pro rata share of all distributions until all contributed capital has been returned and specified returns have been achieved, at which point it then receives 7.5% of the distributions of Sunstone/WB Manhattan Beach, LLC, with the remainder distributed to all of the members on a pro rata basis until the other members have achieved specified returns, at which point AKM Investments, LLC receives 10% of the distributions of Sunstone/WB Manhattan Beach, LLC with the remainder being distributed pro rata among all of the members of Sunstone/WB Manhattan Beach, LLC. As described above, Messrs. Alter, Kline and Stougaard each indirectly own an interest in Sunstone/WB Hotel Investors IV, LLC, the other member of Sunstone/WB Manhattan Beach, LLC.

Excluded Properties

Two hotels included in continuing operations in our historical financial information, the JW Marriott, Cherry Creek, Colorado and the Embassy Suites Hotel, Los Angeles, California, were not contributed to us in connection with the Company’s initial public offering. At the time of our initial public offering, the JW Marriott, Cherry Creek, Colorado continued to be owned primarily by an entity owned by Sunstone/WB Hotel Investors IV, LLC, with a minority interest in such entity owned by ABM Investment, LLC, an entity in which Mr. Alter continues to have an indirect interest, although he resigned as a managing member, director and officer of both that entity and ABM Investment, LLC. Messrs. Alter, Kline and Stougaard have interests in an entity that owns a minority interest in Sunstone/WB Hotel Investors IV, LLC. ABM Investment, LLC purchased the JW Marriott, Cherry Creek, Colorado for $51.0 million in June 2005. Mr. Alter was not involved in the decision by ABM Investment, LLC to proceed with the purchase and will not use any of his funds for the purchase. The Embassy Suites Hotel, Los Angeles, California was distributed to an entity controlled by Robert A. Alter. Both of these properties are managed by the third party management company that manages most of our hotels. Set forth below is information about these properties.

Hotel	City	State	Chain Scale	Service Category	Rooms	Year Acquired	Date Opened
JW Marriott	Cherry Creek	Colorado	Upper upscale	Full Service	196	2004	June 1, 2004
Embassy Suites Hotel	Los Angeles	California	Upper upscale	Full Service	215	2000	October 16, 1990

Other Properties

The Company’s executive officers and affiliates of the Contributing Entities also own interests in other hotels that are not included in the Company’s historical financial information, other than to the extent of acquisition or asset management fees paid to the Company, and that were not contributed to the Company in connection with the Company’s initial public offering. For example:

•	Messrs. Alter, Kline and Stougaard own a minority interest in the entity that owns the 338 room Doubletree, Nashville, Tennessee, the remainder of which is owned by an entity affiliated with Rockpoint Group, L.L.C., of which one of the Company’s former directors is a Managing Principal.

•	Messrs. Alter, Kline and Stougaard own a minority interest in the entity that owns the 186 room Residence Inn by Marriott, Beverly Hills, California, the remainder of which is owned by an unaffiliated third party.

Investors Agreement

We entered into an investors agreement with the Contributing Entities at the time of our initial public offering. This agreement provided that the Contributing Entities, acting as a group, would have the right to require our Board of Directors and nominating and corporate governance committee to nominate their designees to our board of directors, based upon their ownership interest in us at that time on a fully converted basis (i.e., the total number of shares of our common stock held by the Contributing Entities, assuming full conversion of all of their membership units in the operating partnership) as follows: (1) one of the nine directors so long as the Contributing Entities held a more than 5% but less than 20% ownership interest in us; or (2) two of the nine directors so long as the Contributing Entities held a 20% or greater ownership interest in us. If the number of directors on our board of directors increased, the number of directors that the Contributing Entities would have the right to require us to nominate would also proportionately increase. These calculations would not include any shares of our common stock or membership units in our operating partnership acquired by any of the Contributing Entities after our initial public offering. We agreed to solicit proxies and the Contributing Entities agreed to vote in favor of the nominees pursuant to this agreement.

This agreement also provided for a waiver of the common stock ownership limit for the Contributing Entities and other limited information and other rights in accordance with applicable ERISA regulations, subject to tax laws applicable to REITs.

The investors agreement terminated in November 2005 as the result of the sale by the Contributing Entities of all of the remaining shares of our common stock owned by them.

Registration Rights Agreement with Contributing Entities

We entered into a registration rights agreement with the Contributing Entities at the time of our initial public offering. The aggregate number of shares of our common stock and securities convertible into or exchangeable into shares of our common stock subject to the registration rights agreement was 13,690,504.

Prior to the first anniversary of our initial public offering and for such additional periods during which we fail to file or maintain a shelf registration statement, the Contributing Entities, acting as a group, had the right, subject to limitations, on one occasion, to request that we effect a registration of our shares of common stock owned by them. We may postpone the initial filing of that registration for up to 90 days if our independent directors believe that filing would jeopardize a material financing, acquisition or similar transaction. Upon receipt of a request to register shares, we would have a 30-day option to acquire the shares sought to be registered at the then fair market value thereof subject to the right of the requesting party to withdraw its request for registration and our acquisition rights.

Beginning on the first anniversary of our initial public offering, we were required to use our reasonable efforts to file and maintain a registration statement for the resale of shares owned by the Contributing Entities, subject to certain limitations. Each stockholder eligible to have shares registered under the shelf registration statement would be entitled to resell shares pursuant to that registration statement, subject to availability. We could postpone a filing of a registration statement or a proposed sale under a shelf registration for up to 90 days if our independent directors believed such registration would adversely affect a material financing, acquisition or similar transaction. We could only exercise our right to postpone an offering pursuant to a demand or shelf registration on two occasions during any twelve month period.

The Contributing Entities had the right to include their shares in two underwritten offerings of shares by us, subject to availability. We could grant holders of our shares piggy-back registration rights permitting them, subject to availability, to participate in the demand and shelf registrations described above.

If the managing underwriter for an underwritten offering advised us that the number of shares sought to be included in such registration would create a substantial risk that the sale of some or all of the shares sought to be sold will substantially reduce the proceeds or price per share, then the number of securities to be registered by the investors participating in such registration would be reduced to the number of shares recommended by the managing underwriter.

During 2005, we included shares of our common stock owned by the Contributing Entities in one of our registration statements pursuant to the piggy-back registration rights granted to them. We also filed a shelf registration statement to register for resale all of the then-remaining shares of the Company’s common stock owned by the Contributing Entities. The Contributing Entities sold all of their remaining shares of the Company’s common stock pursuant to this shelf registration statement in November 2005. The Company incurred expenses of $213,480 in connection with such registrations.

Registration Rights Agreement with Other Entities

In 2005, we entered into registration rights agreements with SGP/SHO Hotel Trust and Security Capital Preferred Growth Incorporated in connection with the sale to them by us of shares of our common stock and/or Series C Preferred Stock. Pursuant to these agreements, we granted these entities demand and shelf registration rights with respect to the shares of our common stock owned by them. Pursuant to these agreements, we filed a shelf registration statement in November 2005 to register for resale the shares of our common stock beneficially owned by them. The expenses incurred by the Company in connection with such registrations is reflected in the amount shown above under “—Registration Rights Agreement with Contributing Entities.”

Participation Rights

In connection with the sale by the Company of shares of its Series C Preferred Stock to Security Capital Preferred Growth Incorporated, the Company granted Security Capital Preferred Growth Incorporated the right during a specified time period to purchase additional securities of the Company if the Company directly or indirectly granted, issued, sold or agreed to grant, issue or sell, any equity securities or any security that was convertible into or exchangeable for equity securities of the Company for cash consideration (“Participation Securities”), subject to certain exceptions. Pursuant to this participation right, Security Capital Preferred Growth Incorporated could purchase up to 10% of the aggregate amount of Participation Securities to be issued at a price equal to the price to be paid by the other purchasers, minus the amount of any underwriting discounts, commissions, placement fees or similar discounts, commissions or fees paid by the Company. Pursuant to these rights, Security Capital Preferred Growth Incorporated purchased 300,000 shares of common stock of the Company on June 28, 2005 at $22.347 per share, or an aggregate purchase price of $6,704,100, and an additional 599,355 shares of common stock of the Company on December 28, 2005 at $23.85 per share, or an aggregate purchase price of $14,294,617.

In addition, in connection with the sale by the Company of shares of its common stock to BIP REIT Private Ltd. (“BIP REIT”) pursuant to a Stock Purchase Agreement dated as of April 27, 2005, the Company agreed that, if the Company were to offer to sell common stock prior to the consummation of the acquisition of certain hotel properties, the Company would offer to sell to BIP REIT additional shares of common stock up to such amount as would permit BIP REIT’s percentage ownership of the outstanding shares of the common stock to equal BIP REIT’s percentage ownership of the outstanding shares of common stock immediately following the closing under the Stock Purchase Agreement at a purchase price of 95% of the average daily closing price for the 10 business days immediately preceding the closing of such offering and otherwise on the same terms of such offering. Pursuant to this right, SGP/SHO Hotel Trust, as assignee of BIP REIT, purchased 294,000 shares of common stock of the Company on June 23, 2005 at $21.97 per share, or an aggregate purchase price of $6,459,180.

Insurance Arrangements

We participate in insurance arrangements with affiliates of Westbrook Real Estate Partners, L.L.C. These arrangements include our environmental policies, which also cover the hotels not contributed to us at the time of our initial public offering and the other hotels in which our executive officers and affiliates of the Contributing Entities own interests. We did not make any payments in 2005 to the insurance companies in connection with these arrangements. We obtained our own insurance following the initial public offering.

Transactions with Others

We purchase telecommunications equipment from Gemini Telemanagement Systems, or GTS, a telecommunications equipment provider based in Redwood City, California. Robert A. Alter’s brother, Richard Alter, is the majority stockholder in GTS, and Robert A. Alter is a 5.2% stockholder in GTS. We paid GTS $393,000 in 2005, $747,000 in 2004 and $482,000 in 2003 for equipment provided in the ordinary course of business on arm’s length terms.

Other Reimbursements

From time to time, we pay for certain expenses such as payroll, insurance and other costs on behalf of certain affiliates. The affiliates generally reimburse such amounts on a monthly basis. At December 31, 2005, the Contributing Entities owed us $2.0 million.

Security Ownership by Directors, Executive Officers and

Five Percent Stockholders

The following table sets forth information regarding the beneficial ownership of our common stock and Series C preferred stock as of February 28, 2006 with respect to (a) each director and director nominee, (b) each executive officer named in the summary compensation table, (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of greater than a 5% interest in our common stock and Series C preferred stock. Unless otherwise indicated, all shares of common stock and Series C preferred stock are owned directly and the indicated person has sole voting and investment power. Percentage ownership is based on 57,690,649 shares of common stock and 4,102,564 shares of Series C preferred stock outstanding as of February 28, 2006

Unless otherwise indicated, the address of each person is 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212.

Name of Beneficial Owner	Number of Shares of Common Stock		Number of Shares of Series C Preferred Stock	Percentage of Common Stock(1)		Percentage of Series C Preferred Stock
Robert A. Alter(3)	283,533		0	*		*
Robert A. Alter (unvested restricted stock units)	157,895	(2)
Jon D. Kline(4)	54,278		0	*		*
Jon D. Kline (unvested restricted stock units)	88,816	(2)
Gary A. Stougaard(5)	46,066		0	*		*
Gary A. Stougaard (unvested restricted stock units)	69,079	(2)
Andrew W. Gross(6)	34,735		0	*		*
Lewis N. Wolff(7)	21,477		0	*		*
Z. Jamie Behar	—		0	*		*
Barbara S. Brown(7)	5,237		0	*		*
Anthony W. Dona(7)	5,237		0	*		*
Keith P. Russell(7)	5,237		0	*		*
David M. Siegel(7)	5,237		0	*		*
Thomas A. Lewis	0		0	*		*
Keith M. Locker	0		0	*		*
All executive officers and directors as a group (10 persons)(8)	461,037		0	*		*
Security Capital Research & Management Incorporated and Security Pacific Capital Preferred Growth Incorporated(9)	5,001,919		4,102,564	8.1	%(10)	100%
Capital Research and Management Company and The Income Fund of America, Inc.(11)	3,593,400		0	6.2%		*
AXA Financial, Inc. and related entities(12)	3,049,071		0	5.3%		*
SGP/SHO Hotel Trust and other reporting related entities(13)	4,044,000		0	7.0%		*

*	Represents less than 1% of the number of shares of our common stock and membership units in Sunstone Hotel Partnership, L.L.C or less than 1% of our Series C preferred stock, as applicable.

Notes:

(1)	Includes shares of our common stock and membership units in Sunstone Hotel Partnership, L.L.C. that may, subject to limits in the operating agreement, be exchanged for cash or, at our option, shares of our common stock on a one for one basis commencing 12 months after our initial public offering, which occurred on October 26, 2004.
(2)	Represents unvested restricted stock units granted under our 2004 long-term incentive plan for which shares of common stock will be issued upon vesting, less shares to be withheld for tax obligations.
(3)	Includes 54,822 shares of restricted stock granted in February 2006 and which will vest in three equal annual installments. All of these shares of restricted stock are subject to mandatory share withholding for tax obligations.
(4)	Includes 35,168 shares of restricted stock granted in February 2006 and which will vest in three equal annual installments. All of these shares of restricted stock are subject to mandatory share withholding for tax obligations.
(5)	Includes 31,203 shares of restricted stock granted in February 2006 and which will vest in three equal annual installments. All of these shares of restricted stock are subject to mandatory share withholding for tax obligations.
(6)	Includes 34,735 shares of restricted stock granted in February 2006 and which will vest in three equal annual installments. All of these shares of restricted stock are subject to mandatory share withholding for tax obligations.
(7)	Includes 2,296 shares of restricted stock which will vest on the date of the Company’s 2006 Annual Meeting of Stockholders.
(8)	Includes 155,928 shares of restricted stock granted in February 2006 and which will vest in three equal annual installments and which are subject to mandatory share withholding for tax obligations and 13,776 shares of restricted stock which will vest on the date of the Company’s 2006 Annual Meeting of Stockholders.
(9)	Security Capital Preferred Growth Incorporated (“SC-PG”) beneficially owns 4,102,564 shares of common stock that SC-PG has the right to acquire upon its conversion of its 4,102,564 shares of Series C Cumulative Convertible Redeemable Preferred Stock. SC-PG is also the record owner of 899,355 shares of our common stock. SC-PG has delegated voting and dispositive power with respect to all 5,001,919 shares to Security Capital Research & Management Incorporated (“SC-R&M”), an investment advisor registered under the Investment Advisers Act of 1940. Therefore, both SC-PG and SC-R&M are deemed to have beneficial ownership of all 5,001,919 shares. The address for each of these entities is 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603. Based on information provided by these entities in a Schedule 13G/A filed with the Securities and Exchange Commission on February 15, 2006.
(10)	Shares of common stock that may be acquired upon conversion of the Series C preferred stock are deemed to be outstanding and beneficially owned by Security Pacific Capital Growth Incorporated for the purpose of computing its percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(11)	The address for Capital Research and Management Company and The Income Fund of America, Inc. is 333 South Hope Street, Los Angeles, California 90071. Based on information provided by Capital Research and Management Company in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2006.
(12)	AXA Financial, Inc. and various related AXA entities beneficially own an aggregate of 3,049,071 shares of the Company’s common stock. The related entities are AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles”) and AXA. The address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104. The address for AXA is 25, avenue Matignon, 75008 Paris, France. The address for the Mutuelles is 26, rue Drouot, 75009 Paris, France. Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006. The Schedule 13G also includes a note that “A majority of the shares reported in this Schedule 13G are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser. (Alliance Capital Management L.P. is a majority-owned subsidiary of AXA Financial, Inc.)”

(13)	These shares are held directly by SGP/SHO Hotel Trust. SGP/SHO Hotel Trust shares voting and dispositive power over these shares with SGP/SHO Intermediate Trust, GIC Real Estate, Inc., Government of Singapore Investment Corporation (Realty) Pte. Ltd., Government of Singapore Investment Corporation Pte. Ltd. and Government of Singapore have shared voting and dispositive power. The reporting persons disclaim membership as a group. The address for the principal business offices for each of the reporting persons is c/o Government of Singapore Investment Corporation (Realty) Pte. Ltd., 168 Robinson Road, #37-01 Capital Tower, Singapore 068912. Based on a Schedule 13G filed by the reporting persons on February 8, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock or Series C Preferred Stock to file reports of holdings and transactions in shares of a common stock with the SEC. Based solely on our review of the copies of such reports furnished to us, we believe that during 2005 all applicable filing requirements of our directors, executive officers and 10% beneficial owners were made on a timely basis except that each of Messrs. Dona, Russell, Siegel and Wolff and Ms. Brown did not timely file one report relating to the annual grant shares of restricted stock to our directors and the Contributing Entities did not timely file two reports relating to the conversion of membership units in our operating partnership into shares of our common stock in connection with the previously-announced public offering of such shares. The reports by the Contributing Entities were filed one day late.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been a former or current executive officer or employee of the Company. None of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2005.

Stockholder Proposals for the 2007 Annual Meeting

Stockholder proposals intended to be presented at the 2007 annual meeting of stockholders must be received by the Secretary of Sunstone no later than December 1, 2006, to be considered for inclusion in our proxy statement and proxy card relating to the 2007 annual meeting. In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at the 2007 annual meeting of stockholders (other than a stockholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such information to our Secretary no earlier than November 1, 2006 and no later than 5:00 p.m. Pacific Time on December 1, 2006 and must comply with the other provisions and requirements of Article II, Section 2.11 of our current Bylaws, which are on file with the SEC and may be obtained from our Secretary upon request.

Other Matters to Come Before the 2006 Annual Meeting

The Board knows of no other matters to be presented for stockholder action at the 2006 annual meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

Other Information

Sunstone will pay the cost of its proxy solicitation. We also expect that some of our employees may solicit Sunstone stockholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

By Order of the Board of Directors

Jon D. Kline

Executive Vice President, Chief Financial Officer and Secretary

San Clemente, California

March 31, 2006

PROXY

SUNSTONE HOTEL INVESTORS, INC.

903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212

This Proxy is being solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 2, 2006

The undersigned stockholder of Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), hereby appoints Robert A. Alter and Jon D. Kline, or either of them (the “Proxy Holders”), with full power of substitution, as proxies for the undersigned to represent the undersigned at the Annual Meeting of Stockholders of Sunstone to be held at

Fairmont Newport Beach, 4500 McArthur Boulevard, Newport Beach, California, at 12:00 p.m. (P.D.T.) on Tuesday,

May 2, 2006, and any adjournment or postponement thereof (the “Annual Meeting”), and to vote all shares of common stock and Series C cumulative convertible redemable preferred stock of Sunstone which the undersigned may be entitled to vote at the Annual Meeting and otherwise to represent the undersigned at the Annual Meeting with all powers possesed by the undersigned if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the

Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of which are hereby incorporated by reference, and revokes any proxy heretofore given with respect to such shares.

WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH

THE INSTRUCTIONS ON THIS PROXY. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE

ELECTION OF ALL NOMINEES NAMED AS DIRECTORS OF THE COMPANY OR SUCH SUBSTITUTE NOMINEE(S)

FOR DIRECTORS AS THE BOARD OF DIRECTORS OF THE COMPANY SHALL SELECT AND “FOR” RATIFICATION

OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP TO ACT AS INDEPENDENT REGISTERED

PUBLIC ACCOUNTIG FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The Proxy

Holders cannot vote your shares unless you sign and return this card or transmit your voting instructions over the

Internet or telephone as described in the Proxy Statement.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF

SUNSTONE HOTEL INVESTORS, INC.

May 2, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of the following seven directors to serve for the following year and until their successors are elected:

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Robert A. Alter

Lewis N. Wolff

Z. Jamie Behar

Anthony W. Dona

Thomas A. Lewis

Keith M. Locker

Keith P. Russell

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

FOR AGAINST ABSTAIN

2. Ratification of the Audit Committee’s appointment of Ernst &

Young LLP to act as the independent registered public

accounting firm for the fiscal year ending December 31, 2006.

3. Transaction of such other business as may be properly brought before the annual meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS

INDICATED, THE PROXIES ARE AUTHORIZED TO VOTE “FOR” THE

ELECTION OF THE ABOVE-LISTED NOMINEES OR SUCH SUBSTITUTE

NOMINEE(S) FOR DIRECTORS AS THE BOARD OF DIRECTORS OF THE

COMPANY SHALL SELECT AND “FOR” THE RATIFICATION OF THE AUDIT

COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP TO ACT AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTIG FIRM FOR THE FISCAL

YEAR ENDING DECEMBER 31, 2006. THIS PROXY ALSO CONFERS

DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY

OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL

MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE

OF PRIOR TO M ARCH 27, 2006.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.